UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 6, 2010
BioClinica, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11182	11-2872047

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)	Identification No.)

826 Newtown-Yardley Road, Newtown, PA	18940

(Address of Principal Executive Offices)	(Zip Code)
(267) 757-3000
(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 6, 2010, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of BioClinica, Inc. (“the Company”), the Board approved the appointment of James Lovett as a director of the Company, effective immediately. Mr. Lovett has not been appointed as a member of any of the committees of the Board; however, the Board and Mr. Lovett shall consider if service on any such committees is appropriate.
     Mr. Lovett currently serves as General Counsel of Covance Inc., a NYSE-listed drug development company with more than 10,000 employees (“Covance”), and is responsible for global legal affairs, corporate governance, government relations, and corporate security for Covance. Mr. Lovett also serves as Secretary to the Covance Board of Directors and is a member of the Global Leadership Council, Covance’s executive committee. He also chairs the Covance Regulatory Leadership Team and co-chairs the Covance Enterprise Risk Council. Mr. Lovett joined Covance as General Counsel in 2001. In addition to his corporate staff responsibilities, Mr. Lovett has led Covance’s Nutritional Chemistry & Food Safety Services since 2008. During 2004-2005, Mr. Lovett also served as acting General Manager of Covance Interactive Voice Response Services.
     Prior to joining Covance, Mr. Lovett was Associate General Counsel and Assistant Secretary of FMC Corporation, a Fortune 500 manufacturing conglomerate (“FMC”). Before joining FMC, Mr. Lovett was a partner at McDermott, Will & Emery, in Chicago, Illinois, and an associate with Wilmer, Cutler & Pickering in Washington, DC. Mr. Lovett is a member (previously Chair) of the Legal and Government Affairs Committee of the Association of Clinical Research Organizations. Mr. Lovett is also on the Board of Directors of Scholar Academies, a nonprofit network of charter schools in Philadelphia and Washington, DC. Mr. Lovett’s education includes a J.D. from Harvard Law School, cum laude, and a B.A. in history from Northwestern University.
     Mr. Lovett, as an employee of Covance, has declined and will not be paid any compensation for his service on the Board.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of BioClinica, Inc. dated October 12, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BIOCLINICA, INC.
Dated: October 12, 2010	By:	/s/ Mark L. Weinstein
		Name:	Mark L. Weinstein
		Title:	President and Chief Executive Officer